Exhibit 99.1
Martin Midstream Partners L.P.
Q1 2009 Earnings Conference Call
May 7, 2009
9:00 a.m., Central Time
MANAGEMENT DISCUSSION SECTION
Operator
Good day and welcome to the Martin Midstream Partners First Quarter 2009 Conference Call. Today’s call is being recorded.
At this time, I’d like to turn the conference over to your host, Mr. Joe McCreery, Vice President Finance and Head of Investor Relations. Please go ahead, sir.
Joe McCreery — Vice President Finance and Head of Investor Relations
Thank you, Kelly. Let me start today by introducing the Martin team on the call with me. First Ruben Martin, President, Chief Executive Officer and Director of the Company; second Bob Bondurant, Chief Financial Officer; and Wes Martin, Vice President of Business Development.
Before we get started with my financial results, I need to make this disclaimer. Certain statements made during this call may be forward-looking statements relating to financial forecasts, future performance or our ability to make distributions to our unit holders. The words anticipate, estimate, expect and similar expressions are intended to be among the statements to identify forward-looking statements during this call.
We report our financial results in accordance with Generally Accepted Accounting Principles, and use certain non-GAAP financial measures within the meanings of SEC Regulation G such as distributable cash flow and EBITDA. We use these measures, because we believe it provides the users of our financial information meaningful comparisons between the current results and prior reported results. It can be a meaningful measure of the partnership’s cash availability to pay distributions. Distributable cash flow should not be considered an alternative to cash flow from operating activities. Furthermore, distributable cash flow is not a measure of financial performance or liquidity under GAAP, and should not be considered in isolation as an indicator of our performance. We included in our press release yesterday, a reconciliation of distributable cash flow to the most comparable GAAP financial measure. Both our earnings press release and our first quarter 10-Q are available at our website at www.martinmidstream.com.
With that out of the way, I’d like to hand the call over to Bob Bondurant to discuss our first quarter financial performance.
Robert Bondurant — Martin Midstream Partners — CFO
Thank you, Joe. For the first quarter, we had net income of $4.9 million or $0.28 per limited partner unit. In the first quarter because of certain commodity and interest rate hedges, it did not qualify for hedge accounting, our net earnings were negatively impacted by $1.1 million or $0.08 per limited partner unit. So without this negative net non-cash impact on financials, our earnings would have been approximately $6 million or $0.36 per limited partner unit. As with other MLPs, the most important measure of our performance is distributable cash flow. Our distributable cash flow for the first quarter was $13.9 million, a distribution coverage of 1.17 times.
Due to continued weakness in the financial markets and the corresponding lack of access to new capital, we are continuing to keep our distribution flat at $0.75 per unit per quarter. Based upon our current $0.75 quarterly distribution and yesterday’s close price of $19.82, our LP units are currently yielding 15.1%.
Now, I would like to discuss our first quarter performance by segment, comparing that performance to the fourth quarter. First, in our Terminalling segment, our cash flow, which is defined as operating income plus depreciation and amortization was $5.1 million in the first quarter compared to $6.7 million in the fourth quarter of 2008. We experienced an $800,000 decrease in our lubricant cash flow as sales prices fell in the first quarter, negatively impacting margins as we reduced our higher priced lubricant inventories against those sales. Also beginning in the second quarter, we sold our terminal lubricants inventory at our full service in lubricant terminals to Martin Resource Management for $4.9 million, the carrying value of the inventory the date of transfer. The purpose of this transaction is to transfer products that generate non-qualifying revenue to Martin Midstream Partners and replace them with qualifying throughput service revenue. As a result, this transfer will be cash flow neutral to the partnership on an operating basis, but the partnership will gain an additional $4.9 million of liquidity. Lubricant sales related to our June 2007 acquisition of Mega Lubricants will remain in the financial statements due to their qualifying nature.
Also at March 31, 2009, we have a receivable from our insurance carrier for $4.6 million for terminal property losses we have paid that were experienced during Hurricane Ike. We will be receiving $2.5 million of this insurance receivable in the second quarter and the balance later in the year. Looking forward to the second quarter, we continue to see stability in our Terminalling segment and anticipate our cash flow to be similar to our first quarter.
In our Natural Gas Services segment, we had operating income of $2.5 million in the first quarter, compared to $1.2 million in the fourth quarter. In the first quarter, we had a $300,000 non-cash mark to market loss compared to a $3.4 million non-cash mark to market benefit in the fourth quarter. Complementing our natural gas services is our cash flow from our unconsolidated entities, which is primarily our 50% owned Waskom Gas Processing Plant. For the first quarter, our cash flow generated from these unconsolidated entities was $3.1 million, compared to $2.6 million in the fourth quarter.
So without the impact of non-cash market-to-market adjustments plus our distributions from our unconsolidated entities, our natural gas services cash flow for the first quarter was $6.9 million compared to $1.4 million in the fourth quarter. The increase was driven by improved margins in our wholesale propane business. Due to generally accepted accounting principles, we were forced to write down inventory to lower of cost or market, negatively impacting the fourth quarter by $2.7 million. As a result of that lower cost inventory, we realized average margins of $0.06 per gallon in our wholesale propane business in the first quarter. As a result of our wholesale propane business, cash flow improved $5 million in the first quarter compared to the fourth quarter.
Such on the natural gas processing side of our NGL segment, Waskom’s current contract mix is 45% percent of liquids, 39% fee-based, 16% percent of proceeds, and less than 1% keep-whole. We currently have 47% of our 2009 volumes hedged and 21% of our 2010 volumes hedged. When factoring in our hedge volumes for 2009, a $1 change in natural gas pricing affects our cash flow $50,000 per month and a $10 change in oil pricing changes our cash flow $90,000 per month. Looking forward to the second quarter, our cash flow from this segment will decrease as a result of reduced propane volume sales in our wholesale marketing business. Also, we will experience some scheduled downtime in our Waskom plant in the second quarter. This downtime will correspond with two of our major customers, who plan to be down in the second quarter for scheduled maintenance.
Currently, we are averaging 250 million cubic feet per day through our Waskom plant and see that volume remaining stable other than our scheduled downtime. Also, regarding our competitive position in the East Texas gas processing market, we continue to operate the only gas plant in our market area that has full fractionation capability, giving us competitive advantage to other gas plants in the area.
In our marine transportation segment, we had cash flow of $5 million in the first quarter compared to $4.9 million in the fourth quarter. Although the cash flow between periods was approximately same for both periods, we experienced a decrease in cash flow in our offshore side of the business offset by a large decrease in SG&A when compared to the fourth quarter. This decrease in SG&A was a result of a $1.3 million bad debt that occurred in the fourth quarter and was non-recurring. In the first quarter offshore cash flow was down $1.9 million, as a result of decreased utilization.
One offshore tow, which works in the spot market, had a 68% decrease in revenue, driven by reduced demand for services. A second offshore tow, which is under a long-term contract, went into its scheduled ABS dry-dock inspection in March. This vessel came back on charter at the end of April. The market demand for our one spot offshore tow continues to remain soft in the second quarter. Our inland portion of the marine business continues to remain stable. Our continued progressive movements in newer inland equipment has helped stabilize this portion of our business through longer term contracts and reduced maintenance expense. We continue to see the inland side of the business stable as all of our operating barges remain under day rate contracts. Of our current 40 inland barges, 33 are under contract, five are laid up single-skin and two are working in the spot market. We are looking at alternative service such as fertilizer hauling for our laid up single-skin equipment. Fertilizer related products are not subjected to the double-skin regulatory mandate.
In our Sulfur Services segment, our cash flow was $3.4 million in the first quarter compared to $16.7 million in the fourth quarter. As we discussed in our fourth quarter earnings call, the fourth quarter was a very unusual situation as the prices fell $467 per ton that quarter. And due to the contract structure with our largest customer, we experienced extraordinary margins in the fourth quarter. In reviewing the first quarter compared to our internal forecast, our sulfur buys were below expectations. This was driven by reduced demand for sulfur by the large U.S.

fertilizer producers in the first quarter as a result of the softer economy. Additionally, in our own downstream sulfur fertilizer business, we saw reduced demand from our customers. This reduced demand was driven more by wet weather conditions, which delayed volume demand from the first quarter to the second quarter. As a result, we anticipate improved cash flow from our Sulfur Services segment in the second quarter when compared to first quarter.
Now I’d like to discuss our liquidity and capital resources. At March 31, 2009, we had $301.7 million drawn against our $325 million credit facility. Our debt to total capitalization at the end of March was 57% and our bank facility rolling 12 months leverage ratio, defined as total debt to EBITDA was 3.36 to 1. Based on that leverage ratio, our interest rate is LIBOR plus 200. Currently regarding our total debt outstanding, we have fixed $235 million of our bank facility through interest rate hedges at an average interest rate of 4.15%. When added to the applicable margin of 200 basis points, our hedge rate is 6.15%. The balance of our debt is borrowed under one month LIBOR plus 200 basis points, making its average rate approximately 2.5%.
As many of you may have noticed from our Monday press release, we closed the sale of our railcar and unloading terminal to Enterprise Products Operating LLC for $23.1 million. This facility had negligible cash flow for MMLP and was not strategic to our Terminalling segment. As a result of liquidity generated by this transaction, our debt level as of today is $285 million. We are continuing to pursue other non-core asset sales in 2009 that will help reserve and strengthen our liquidity position.
Our maintenance capital expenditures for the first quarter were $1.7 million. Looking for the remainder of the year, we still anticipate total maintenance capital expenditures to be $9 million to $10 million. Please note that these maintenance capital expenditures will be a bit lumpy by quarter. The second quarter forecast is to be approximately $3.6 million. This is due to the larger expenditure surrounding our offshore tow that came of the shipyard in late April. Looking to the remainder of 2009, we have approximately a net of $20 million of growth capital forecast. These growth capital expenditures are spread between all four of our segments.
Now, this concludes my formal comments. Kelly, can you please open the phone lines for questions? Is the operator there?
QUESTION AND ANSWER SECTION
Operator
Yes, I apologize. The question-and-answer session will be conducted electronically. [Operator Instructions]. Okay, and we will take our first question from Ronald Londe with Wachovia.
Ronald Londe with Wachovia
Thank you. Could you give us some perspective on where you see the NGL volumes going over the next couple of quarters, and also the gas volumes in your area and what you are seeing with regard to drilling — lack of drilling in that area?
Ruben Martin — Martin Midstream Partners — CEO

Yeah, Ron, this is Ruben. So far, we’ve been able to maintain our volumes pretty good there in East Texas. A lot of the old heritage; the old Cotton Valley production is still running through the plant and being processed. And like I said, as Bob said in his deal, when you have the fractionator there, we have the best mouse trap in East Texas, not having the pipeline everything to Mont Belvieu for fractionation. So we see that has been fairly steady in the future.
Ronald Londe with Wachovia
Do you think next quarter is going to be similar to this quarter or do you see the improvement?
Robert Bondurant — Martin Midstream Partners — CFO
The volumes of 250 million a day. Now when we take our plant down for turnaround to correspond with our two major customers’ turnaround, we’ll have to bypass some of those volumes. So the same volume is going to be running through, but the removal of the liquids will be less in the second quarter. And then they’ll come online back in June, and those volumes will remain 250 to 260 million a day going forward. Like Ruben hinted at, old Cotton Valley production is a lot of it, and so that tends to be stable.
Ronald Londe with Wachovia
Okay. In the Marine Transport business, can you give us a feel for what the day rates are doing now and how are you reacting to the volumes that in volume volatility on the refining sector?
Robert Bondurant — Martin Midstream Partners — CFO
Well, the day rates obviously we get out of our 35 barge, inland barges operating, 33 under contract. And we have three tows, which means six barges coming up in October 2009 for renewal. We are in negotiations for that.
They’ll probably be down approximately, those turnover rates, maybe 10% or so, but we feel confident that will extended. Fortunately for us that’s the only barges coming up in 2009. We took a strategic up plan when the market was really tight to really go all under contract and go for longer term. So fortunately for us, we are tied up for a good while as far as under contract. So we see that as a lower risk for our inland business, and the next set of contract churns don’t happen in 2010. And so when those contracts start rolling over, we feel like demand should be improved from where it is today in the spot market and feel comfortable that those will roll over at maybe the same numbers or just a slight discount. What we’ve seen actual movement of volumes, we’ve seen a definite improvement here in the last month or so. I think you’ve seen companies that are producing products, kind of destocking has happened and they’re now needing the restock and so we just sensed that it’s getting a little firmer. So, that was a long winded answer to your question, but that’s kind of our situation as of today.
Ronald Londe with Wachovia
Okay. From the standpoint of fun and games in the sulfur business, can you give us a feel for your situation within sulfur and how your priller is doing and your expansion there. I know you had an expansion there, I think, and what you see going forward with regard to sulfur volumes and price?
Ruben Martin — Martin Midstream Partners — CEO
Yeah. Ron, this is Ruben again. We’ve have seen of course domestically our customers are back online and running good. They are anticipating a reasonably good fertilizer season, although it is a little bit delayed. The future for the priller, though, is very good; our second priller is online. We have capacities of around 4,000 tons per day now. Above that, we’ve already on the books and looking at another priller that we hope to be online by the end of the year.
There’s a lot of activity there. We’ve been prilling a lot; the prices are good internationally. They are actually better internationally than they are domestically. So we are seeing good utilization for the priller. We are seeing good utilization for our sales using our own equipment. So it’s back to normal, and it’s a lot of good volume, and we’ve got a lot of good things going on in the sulfur business from the standpoint of expansion and so forth.
Ronald Londe with Wachovia
Do you expect the first quarter to be the worst quarter or what kind of sequential improvement do you see?
Ruben Martin — Martin Midstream Partners — CEO
Yeah, we expect, I think, first quarter will probably be the worst quarter in that segment. Of course as you get through the fertilizer portion of it into the third quarter, the fertilizer will slow down and then you get into the fall, field season, it will pick it back up. So, if you look purely at the sulfur side, first quarter was our worst quarter. If you look at the fertilizer side, it could be third quarter. It depends a lot on the delays of the farmers, and so forth and how the fall field works. But right now, we anticipate that to be a good segment.
Robert Bondurant — Martin Midstream Partners — CFO
And I will comment, too, on the third quarter the fertilizer when it is traditionally soft. We have a one-time run that happens every year for industrial, a retail fertilizer demand that’s foreign, that has a very good margin. So that somewhat offsets that slower third quarter in the fertilizer business that we traditionally experience.
Ronald Londe with Wachovia
Okay, thank you.
Robert Bondurant — Martin Midstream Partners — CFO
You’re welcome.
Operator

[Operator Instructions]. And we’ll take our next question from Emily Wayne with Raymond James.
Emily Wayne with Raymond James
Hi, good morning guys.
Robert Bondurant — Martin Midstream Partners — CFO
Good morning.
Emily Wayne with Raymond James
Good morning. My first question was about some of the potential asset sales that you guys are looking at. I know a couple of conference calls ago, you guys were talking about selling some of those offshore tows; how’s that been tracking?
Robert Bondurant — Martin Midstream Partners — CFO
We are in negotiations on selling one of those offshore tows. Best case, it would close in June, but nothing’s for certain. So, I would like to not to comment beyond that. The second offshore tow that we had marketed actually, we actually had an inquiry yesterday on it. It’s a soft market for asset sales, but I feel fairly confident about one and the other one is not as confident.
Emily Wayne with Raymond James
Ok. Switching gears, when you guys sold off the rack facility to Enterprise, I know that you said that the annual EBITDA was minimal. Approximately how much was that generating for you guys each year?
Robert Bondurant — Martin Midstream Partners — CFO
Rolling 12 months from March was less than $50,000.
Emily Wayne with Raymond James
Okay. And then my final question was just regarding your credit facility. I see that it’s due next November 2010. First of all, have you guys started negotiations with your creditors? And if so, what sort of LIBOR spreads they’ve been talking about?
Unidentified Member of Management
We have commenced conversations with the lenders and the bank group, kind of pulling them to see where they are in our name. And I can’t give you any sort of feelings with respect to the pricing. I think it’s fair to say that’s obviously going to be going up with mark to market debt facility, but I won’t comment beyond that.
Emily Wayne with Raymond James

Okay, great. Thank you so much.
Operator
[Operator Instructions]. Okay. At this time, there are no further questions in queue. I’d like to go ahead and turn the conference back over to Mr. Ruben Martin, President of Martin Midstream Partners.
Ruben Martin — Martin Midstream Partners — CEO
Well, thanks guys, appreciate everybody calling in and interest in our company. I think that you have seen that the NGL segment had good margins and the terminalling, and natural gas did offset that softness in those particular markets. But as you can see, our diversity has really been a strong asset of ours and the benefit that we realized from that is a little bit more stable. And going forward, our liquidity looks good at least through the years or so; and we feel very comfortable about the company. We are very pleased with our coverage in the first quarter and our trailing 12 months coverage is very good. So we appreciate your continued support. Thanks again.
Operator
That does conclude today’s conference. We thank you for your participation.